[2900 Westchester Avenue
Purchase, NY 10577]

JACKSON®
NATIONAL LIFE INSURANCE COMPANY
OF NEW YORK

ENDORSEMENT

GUARANTEED MINIMUM WITHDRAWAL BENEFIT

This endorsement is made a part of the Contract to which it is attached and is effective on the Issue Date of the Contract, unless another effective date for this endorsement is shown below. To the extent any provisions contained in this endorsement are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this endorsement will control.

PLEASE NOTE: THIS ENDORSEMENT CANNOT BE TERMINATED INDEPENDENTLY FROM THE CONTRACT TO WHICH IT IS ATTACHED AND THE OWNER MAY NOT BE CHANGED EXCEPT IN THE FOLLOWING LIMITED CIRCUMSTANCE:

THE OWNER MAY CHANGE OWNERSHIP OF THE CONTRACT TO THE ANNUITANT IF THE OWNER IS A TRUST.

THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB) CAN ONLY BE TAKEN AS A WITHDRAWAL BENEFIT AND DOES NOT INCREASE THE CONTRACT VALUE. THIS IS AN OPTIONAL BENEFIT AND THERE IS AN ADDITIONAL COST TO THE SEPARATE ACCOUNT CONTRACT VALUE FOR THE BENEFIT PROVIDED.

A PARTIAL WITHDRAWAL IN EXCESS OF THE GREATER OF THE GUARANTEED ANNUAL WITHDRAWAL AMOUNT (GAWA) OR THE STRETCH REQUIRED MINIMUM DISTRIBUTION (STRETCH RMD) MAY HAVE AN ADVERSE EFFECT ON THE GUARANTEED WITHDRAWAL BALANCE (GWB). THE GWB WILL BE REDUCED BY MORE THAN THE AMOUNT OF THE PARTIAL WITHDRAWAL IF THE CONTRACT VALUE IMMEDIATELY PRIOR TO THE PARTIAL WITHDRAWAL IS LESS THAN THE GWB. ANY WITHDRAWAL IN EXCESS OF THE GREATER OF THE GAWA OR THE STRETCH RMD IN ANY CONTRACT YEAR WILL DECREASE THE GAWA.

WITHDRAWALS UNDER THE GMWB ARE NOT CUMULATIVE. GUARANTEED WITHDRAWALS AVAILABLE BUT NOT TAKEN DURING ANY GIVEN CONTRACT YEAR CANNOT BE TAKEN AS A GUARANTEED WITHDRAWAL IN A SUBSEQUENT CONTRACT YEAR.

UPON FULL SURRENDER OF THE CONTRACT, THE GMWB IS TERMINATED WITHOUT VALUE. SURRENDER OF YOUR CONTRACT WITH A REDUCED OR ZERO CONTRACT VALUE MAY NOT BE APPROPRIATE IF THE GWB IS POSITIVE.

FOR INFORMATION ON HOW THIS GMWB IS CALCULATED, PLEASE SEE THE ILLUSTRATION ON PAGE 9.

CERTAIN DEFINITIONS AS FOUND IN THE CONTRACT HAVE BEEN LISTED BELOW FOR INFORMATIONAL PURPOSES.

CONTRACT VALUE. The Contract Value equals the sum of the Separate Account Contract Value and the Fixed Account Contract Value.

INCOME DATE. The date on which annuity payments are scheduled to begin under the income option.

SEPARATE ACCOUNT CONTRACT VALUE. The current value of the amounts allocated to the Investment Divisions of this Contract.

WITHDRAWAL VALUE. The Contract Value, less any tax payable, minus any applicable Withdrawal Charges, Annual Contract Maintenance Charges, and charges due under any optional endorsement to the Contract, adjusted for any applicable Interest Rate Adjustment.

The Contract is amended as follows:

1) The following language is added to the **CONTRACT DATA PAGE** of the Contract:

"Guaranteed Minimum Withdrawal Benefit (GMWB) Charge:	On a monthly basis, the charge equals [0.0925]% of the GMWB Charge Base and is deducted from the Separate Account Contract Value (i) at the end of each Contract Month; and (ii) upon termination of the GMWB. The GMWB Charge will not change after the effective date of this endorsement. The GMWB Charge will be discontinued upon the earlier of the termination of this benefit or the date on which the Contract Value equals zero.
Premium(s):	Subsequent Premium is only permitted if it is a direct transfer from a Qualified Plan to this Contract and is not allowed more than [180] days after the effective date of this GMWB endorsement."

2) The following language is added to the **DEFINITIONS** section of the Contract:

"CONTRACT MONTH. The one-month period beginning on the Issue Date or any Contract Monthly Anniversary.

CONTRACT MONTHLY ANNIVERSARY. Each one-month anniversary of the Issue Date.

CONTRACT YEAR. The twelve-month period beginning on the Issue Date or any Contract Anniversary.

GMWB CHARGE BASE. The value used to determine the GMWB Charge deducted at the end of each Contract Month.

GMWB MATURITY YEAR. The Contract Year at the end of which any remaining GWB in excess of the Contract Value will automatically be paid out. The GMWB Maturity Year is determined based on the Owner's attained age on the latest required date for the first Stretch RMD as outlined in the attached GMWB Maturity Year table (refer to page 8 of this endorsement). When determining the GMWB Maturity Year, the endorsement effective date is considered the beginning of the first Contract Year.

GUARANTEED ANNUAL WITHDRAWAL AMOUNT (GAWA). The maximum amount the Owner is allowed to withdraw each Contract Year, subject to the Stretch RMD exception stated in this endorsement, for the guarantee to remain fully effective.

GUARANTEED ANNUAL WITHDRAWAL AMOUNT PERCENTAGE (GAWA%). The percentage upon which the GAWA is based.

GUARANTEED WITHDRAWAL BALANCE (GWB). The guaranteed amount available for future periodic partial withdrawals until the earlier of the death of the Owner or the end of the GMWB Maturity Year.

RECAPTURE CHARGE. For Contracts with a Contract Enhancement, the Recapture Charge is assessed against certain withdrawals from the Contract Value whenever a withdrawal is made of the Premium allocated to the Contract Value that has received a Contract Enhancement, or upon exercise of the Right to Examine.

STRETCH REQUIRED MINIMUM DISTRIBUTION (Stretch RMD). The amount, applicable to only this Contract, defined by the Internal Revenue Code and the implementing regulations as the minimum distribution requirement resulting from the death of a previous owner. For purposes of this endorsement, this definition includes any withdrawal necessary to satisfy the minimum distribution requirements of the Internal Revenue Code if the Contract is purchased with contributions from a nontaxable transfer after the death of the owner of a qualified contract."

3) The following language is added to the **WITHDRAWAL PROVISIONS** of the Contract:

"**GUARANTEED MINIMUM WITHDRAWAL BENEFIT.** The GMWB allows the Owner to make periodic partial withdrawals, prior to the Income Date until the earlier of the Owner's death, the GWB is depleted or the end of the GMWB Maturity Year, regardless of the performance of the Investment Divisions or level of the Contract Value. (Upon death of the Owner of a Qualified Plan Contract with a single Beneficiary, the Beneficiary can elect to continue the GMWB and its benefits.) The guarantee is fully effective if periodic partial withdrawals taken within any one Contract Year do not exceed the greater of the GAWA or the Stretch RMD. Withdrawals under the GMWB are non-cumulative; therefore, if the Owner does not take the GAWA or the Stretch RMD in one year, the Owner may not take more than the greater of the GAWA or Stretch RMD as a guaranteed withdrawal in subsequent years.

The withdrawals made under this endorsement are considered to be the same as any other partial withdrawals for the purposes of calculating any other values under the Contract or other endorsements attached to the Contract.

For purposes of this endorsement, partial withdrawals are considered to be the entire amount withdrawn from the Contract, including any applicable charges and adjustments for such withdrawals. The total amount received under the guarantee may be less than the GWB at election due to the application of these charges and adjustments.

Any withdrawal less than or equal to the greater of the GAWA or the Stretch RMD is considered a partial withdrawal, not a full withdrawal, even if it is greater than or equal to the Contract Value.

A partial withdrawal in excess of the Withdrawal Value (if applicable) will be permitted as long as the total partial withdrawal for the Contract Year does not exceed the greater of the GAWA or the Stretch RMD. A partial withdrawal in excess of the Contract Value will be permitted as long as the total partial withdrawal for the Contract Year does not exceed the greater of the GAWA or the Stretch RMD. In this case, the Contract Value will be set to zero and the Contract Value Reduces to Zero provision will apply. Stretch RMD withdrawals in excess of the Additional Free Withdrawal amount will not be subject to a Withdrawal Charge.

If the age of the Owner is incorrectly stated at the time of the election of the GMWB, on the date the misstatement is discovered, the GWB and GAWA will be recalculated based on the GAWA% applicable at the correct age.

Assessment of GMWB Charge.

The GMWB Charge is as specified above. This charge will be deducted at the end of each Contract Month on a pro rata basis from the Investment Divisions of the Separate Account. GMWB Charges in excess of the Separate Account Contract Value will be waived. GMWB Charges result in a redemption of Accumulation Units. The GMWB Charge will not affect the value of the Accumulation Units. Upon termination of the GMWB, a pro rata GMWB Charge will be deducted from Your Separate Account Contract Value for the period since the last monthly GMWB Charge.

Guaranteed Withdrawal Balance.

On the effective date of this endorsement, the GWB is determined as follows and is subject to a maximum of $5,000,000.00:

1. If elected as of the Issue Date of the Contract, the GWB equals the initial Premium, net of any applicable premium taxes.
2. If elected after the Issue Date of the Contract, the GWB equals the Contract Value on the effective date of this endorsement, less any applicable Recapture Charges that would be assessed on a full withdrawal.

With each subsequent Premium received after this endorsement is effective, the GWB will be recalculated to equal the GWB prior to the Premium payment plus the amount of the Premium payment, net of any applicable premium taxes, subject to the maximum shown above.

With each partial withdrawal, the GWB is reduced. If You choose to withdraw an amount that exceeds the greater of the GAWA or the Stretch RMD during any Contract Year, the GWB may be reduced by an amount greater than the partial withdrawal.

Partial withdrawals will affect the GWB as follows:

1. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the greater of the GAWA or the Stretch RMD, the GWB is equal to the greater of:
   a. the GWB prior to the partial withdrawal less the partial withdrawal; or
   b. zero.

2. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the greater of the GAWA or the Stretch RMD, the excess withdrawal is defined to be the lesser of the total amount of the current partial withdrawal or the amount by which the cumulative partial withdrawals for the current Contract Year exceeds the greater of the GAWA or the Stretch RMD, and the GWB is equal to the greater of:
   a. the GWB prior to the partial withdrawal, first reduced dollar for dollar for any portion of the partial withdrawal not defined as an excess withdrawal, then reduced in the same proportion that the Contract Value is reduced for the excess withdrawal; or
   b. zero.

Guaranteed Annual Withdrawal Amount.

The GAWA% is the percentage upon which the GAWA is based and is defined in the table below:

Attained Age	GAWA%
[0-54	4.50%
55-59	5.00%
60+	5.50%]

The GAWA% is determined at the earlier of: 1) the time of the first withdrawal, 2) the date that the Contract Value reduces to zero, or 3) the date that the GMWB endorsement is continued by a Beneficiary. The GAWA% is based on the Owner's attained age at the time of determination. The GAWA is equal to the GAWA% multiplied by the GWB at the time of determination.

With each subsequent Premium received after the GAWA% is determined, the GAWA will be recalculated to equal the GAWA prior to the Premium payment plus the GAWA% multiplied by the subsequent Premium payment, net of any applicable premium taxes, or the GAWA% multiplied by the increase in the GWB, if less.

Partial withdrawals will affect the GAWA as follows:

1. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the greater of the GAWA or the Stretch RMD, the GAWA will be unchanged.
2. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the greater of the GAWA or the Stretch RMD, the excess withdrawal is defined to be the lesser of the total amount of the current partial withdrawal or the amount by which the cumulative partial withdrawals for the current Contract Year exceeds the greater of the GAWA or the Stretch RMD, and the GAWA is reduced in the same proportion as the Contract Value is reduced for the excess withdrawal.

At the end of each Contract Year after the GAWA has been determined, if the GWB is less than the GAWA, the GAWA is set equal to the GWB.

GMWB Charge Base.

On the effective date of this endorsement, the GMWB Charge Base is equal to the GWB and is subject to a maximum of $5,000,000.00.

With each subsequent Premium received after this endorsement is effective, the GMWB Charge Base is recalculated equal to the GMWB Charge Base prior to the Premium payment plus the amount of the Premium payment, net of any applicable premium taxes, subject to the maximum shown above.

Partial withdrawals will affect the GMWB Charge Base as follows:

1. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the greater of the GAWA or the Stretch RMD, the GMWB Charge Base will be unchanged.
2. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the greater of the GAWA or the Stretch RMD, the excess withdrawal is defined to be the lesser of the total amount of the current partial withdrawal or the amount by which the cumulative partial withdrawals for the current Contract Year exceeds the greater of the GAWA or the Stretch RMD, and the GMWB Charge Base is reduced in the same proportion as the Contract Value is reduced for the excess withdrawal.

GMWB Maturity Year.

At the end of the GMWB Maturity Year, an amount equal to the excess of GWB over the Contract Value will be paid to the Owner. If the GWB is less than the Contract Value, no payment will be made. After the payment, if any, the GWB will be set to zero and the GMWB will terminate.

Contract Value Reduces to Zero.

If the Contract Value is reduced to zero, all other rights under the Contract cease, no subsequent Premium payments will be accepted, all other endorsements are terminated without value and continuation by a Beneficiary is not available upon the death of the Owner.

If the GAWA% has not yet been determined, it will be set at the GAWA% corresponding to the Owner's attained age at the time the Contract Value falls to zero and the GAWA will be equal to the GAWA% multiplied by the GWB.

The Owner will receive annual payments of the GAWA until the GWB, if any, is depleted or until the death of the Owner, if earlier. The last payment will not exceed the remaining GWB at the time of payment.

At the end of the GMWB Maturity Year, any remaining GWB will be paid to the Owner. No further payments will be made.

Subject to the Company's approval, the Owner may elect to receive payments more frequently than annually. However, the sum of the payments made during the year may not exceed the annual payment amount described above.

With each payment the GWB is reduced by the amount of the payment until the GWB is depleted.

Upon the death of the Owner, all payments will cease, including any payments at the end of the GMWB Maturity Year. No death benefit will apply.

4) The following language is added to the **DEATH BENEFIT PROVISIONS** of the Contract:

"Upon the death of the Owner, while the Contract is still in force and before the Income Date, the GMWB terminates without value, unless continued by the Beneficiary. This continuation option is only available on Qualified Plans with a single Beneficiary.

Upon continuation of the Contract by the Beneficiary, the Beneficiary may elect to continue the GMWB, in which case the GMWB will remain in force and may not be subsequently terminated independently from the Contract to which it is attached.

If the GAWA% has not yet been determined, it will be set at the GAWA% corresponding to the original Owner's attained age at the time of death and the GAWA will be equal to the GAWA% multiplied by the GWB. Otherwise, the GAWA will not change due to the continuation.

The GMWB Charge Base, GMWB Maturity Year, and GWB will not change due to continuation."

TERMINATION OF THE GMWB. The GMWB will terminate, a pro rata GMWB Charge will be deducted from Your Separate Account Contract Value for the period since the last monthly GMWB Charge, and all benefits under this endorsement will cease on the earlier of:

1. the date the Owner elects to receive income payments under the Contract;
2. the date of a full surrender;
3. the first date upon which the GWB equals zero; and
4. the date upon which the Contract terminates because the Owner dies, unless continued by the Beneficiary on a Qualified Plan Contract.

Endorsement effective date (if different from Issue Date of the Contract): ________________

Signed for the Jackson National Life Insurance Company of New York

President and Chief Executive Officer

GMWB Maturity Year Table

The GMWB Maturity Year is determined based on the Owner's attained age on the latest required date for the first Stretch RMD. When determining the GMWB Maturity Year, the endorsement effective date is considered the beginning of the first Contract Year.

Age	GMWB Maturity Year	Age	GMWB Maturity Year	Age	GMWB Maturity Year
[0	82	27	56	54	30
1	81	28	55	55	29
2	80	29	54	56	28
3	79	30	53	57	27
4	78	31	52	58	26
5	77	32	51	59	26
6	76	33	50	60	25
7	75	34	49	61	24
8	74	35	48	62	23
9	73	36	47	63	22
10	72	37	46	64	21
11	71	38	45	65	20
12	70	39	44	66	20
13	69	40	43	67	19
14	68	41	42	68	18
15	67	42	41	69	17
16	66	43	40	70	16
17	65	44	39	71	16
18	64	45	38	72	15
19	63	46	37	73	14
20	62	47	36	74	14
21	62	48	35	75	13
22	61	49	35	76	12
23	60	50	34	77	12
24	59	51	33	78	11
25	58	52	32	79	10
26	57	53	31	80	10]

Illustration of the Calculation of the Guaranteed Minimum Withdrawal Benefit.

These examples are provided to assist you in understanding how the GWB and GAWA values are computed for this endorsement. The examples only depict limited circumstances and specific factual assumptions. The results may vary depending upon the timing or sequence of actions as well as changes in market conditions.

The following examples assume you elect the GMWB when you purchase your Contract and your initial Premium payment is $100,000. No other optional benefits are elected. At the time of your first withdrawal, it is assumed that you are 65 years old. Under these circumstances, your initial GWB is $100,000, your GAWA% is 5.5% and your initial GAWA is $5,500.

Example 1: Withdrawal equal to the GAWA when the Contract Value has decreased due to negative market performance.

If you withdraw the GAWA ($5,500) and your Contract Value is $78,000 at the time of withdrawal, then

- **Your GWB becomes $94,500**, which is your prior GWB ($100,000) minus the GAWA ($5,500).
- Your GAWA for the next year remains $5,500, because you did not take more than the GAWA ($5,500).

Example 2: Withdrawal exceeds the greater of the GAWA or the Stretch RMD when the Contract Value has decreased due to negative market performance.

If you withdraw $20,000, your GAWA of $5,500 is greater than your Stretch RMD, and your Contract Value is $78,000 at the time of withdrawal, then

- The dollar for dollar portion of the withdrawal is equal to the GAWA ($5,500). The excess withdrawal is the amount by which the partial withdrawal exceeds the GAWA: $20,000-$5,500 = $14,500.
- The Contract Value, after reduction for the dollar for dollar portion of the withdrawal, is $72,500 ($78,000 - $5,500). The excess withdrawal of $14,500 reduces the Contract Value by 20% ($14,500/$72,500 = 20%).
- Your new GWB is $75,600, which is your prior GWB minus the dollar for dollar portion of the withdrawal, then reduced in the same proportion that the Contract Value is reduced for the excess withdrawal (($100,000 - $5,500) x (1-20%) = $75,600).
- Your new GAWA is $4,400, which is the GAWA prior to the withdrawal reduced by 20% ($5,500 x (1-20%) = $4,400).

As you can see from the examples above, taking a withdrawal that exceeds the greater of the GAWA or the Stretch RMD can reduce the value of the Guaranteed Minimum Withdrawal Benefit in two ways: 1) the GAWA is reduced, and 2) the GWB may be reduced by an amount greater than the amount of the actual partial withdrawal. In the case illustrated in Example 2, the GWB was reduced by an amount of $24,400 ($100,000 - $75,600), which is greater than the actual partial withdrawal of $20,000.